                         Exhibit 10.12

PHILLIPS 66 PARTNERS GP LLC DEFERRED COMPENSATION PLAN
FOR
NON-EMPLOYEE DIRECTORS

1. Purpose of the Plan
The purpose of the Phillips 66 Partners GP LLC Deferred Compensation Plan for Non-Employee Directors (“Plan”) is to provide a program whereby a member of the Board of Directors of Phillips 66 Partners GP LLC (“Company”) who is not an officer or present employee of the Company or any of its subsidiaries (“Non-Employee Director”) may elect to:

1)	receive the payment of part or all of the Cash Compensation payable to the Non-Employee Director (“Cash Payment”), and/or

2)
defer the payment of part or all of the Cash Compensation payable to the Non-Employee Director (“Deferred Payment”), with the deferred amount credited into an account or accounts established from time to time for that purpose (a “Deferred Compensation Account”).

The amount of cash compensation which is paid to the Non-Employee Director for services rendered as a Non-Employee Director (“Cash Compensation”) is set by resolution of the Board of Directors of the Company (“the Board of Directors”). Cash Compensation shall be earned for service as a Non-Employee Director over each calendar month in which the Non-Employee Director is a member of the Board of Directors and not an officer or employee of the Company or any of its subsidiaries. Any Cash Compensation payable as a result of assignment to a particular committee of the Board of Directors, chairmanship of a committee, or similar duties shall be deemed to be earned for any calendar month in which the assignment, chairmanship, or similar duties exist.

This Plan is adopted with the intention to comply with section 409A of the United States Internal Revenue Code of 1986, as amended (the “Code”), and any regulations or other applicable guidance thereon, and shall be construed accordingly.
2. Elections
(a) Cash Payment. For each calendar year, a Non-Employee Director may elect to have payment of part or all of the Non-Employee Director's Cash Compensation paid in cash in each month earned. On or before December 20 (or such other date in December as may be set from time to time for the orderly administration of the Plan) of each year, the election to receive Cash Payment to be paid in the next calendar year may be made by giving written notice thereof in the manner prescribed by the Company; provided, however, that such election may be made by the end of the 30-day period after a Non-Employee Director is first elected to the Board of Directors. The election becomes irrevocable on December 31 of the calendar year prior to the year in which the Cash Compensation is to be earned. In default of a timely election otherwise, a Non-Employee Director shall receive Cash Payment.

(b) Deferred Payment. For each calendar year, a Non-Employee Director may elect to have payment of part or all of the Non-Employee Director's Cash Compensation deferred. On or before December 20 (or such other date in December as may be set from time to time for the orderly administration of the Plan) of each year, the election to defer Cash Compensation that would otherwise be paid in the next calendar year may be made by giving written notice thereof in the manner prescribed by the Company; provided, however, that such election may be made by the end of the 30-day period after a Non-Employee Director is first elected to the Board of Directors, to be effective for any Cash Compensation for that year earned beginning the month after such election is made. The election becomes irrevocable on December 31 of the calendar year prior to the year in which the Cash Compensation is to be earned.
3. Deferred Compensation Accounts
(a) Credit for Deferral. The Company will establish and maintain Deferred Compensation Accounts for each Non-Employee Director who defers Cash Compensation which will be credited with the amounts deferred for the year to which the deferral relates. Amounts deferred shall be credited as soon as practicable but not later than 30 days after the date the payment would otherwise have been made.

(b) Designation of Investments. The amount in each Non-Employee Director's Deferred Compensation Account shall be deemed to have been invested and reinvested from time to time, in such “eligible securities” as the

Non-Employee Director shall designate. Prior to or in the absence of a Non-Employee Director's designation, the Company shall designate an “eligible security” in which the Non-Employee Director's Deferred Compensation Account shall be deemed to have been invested until designation instructions are received from the Non-Employee Director. Eligible securities are those securities designated by the Chief Financial Officer of the Company. The Chief Financial Officer of the Company may include as eligible securities, stocks listed on a national securities exchange, and bonds, notes, debentures, corporate or governmental, either listed on a national securities exchange or for which price quotations are published in The Wall Street Journal and shares issued by investment companies commonly known as “mutual funds”. The Non-Employee Director's Deferred Compensation Account will be adjusted to reflect the deemed gains, losses and earnings as though the amount deferred was actually invested and reinvested in the eligible securities for the Non-Employee Director's Deferred Compensation Account.

Notwithstanding anything to the contrary in this Section 3(b), in the event the Company actually purchases or sells such securities in the quantities and at the times the securities are deemed to be purchased or sold for a Non-Employee Director's Deferred Compensation Account, the account shall be adjusted accordingly to reflect the price actually paid or received by the Company for such securities after adjustment for all transaction expenses incurred (including without limitation brokerage fees and stock transfer taxes).

In the case of any deemed purchase not actually made by the Company, the Deferred Compensation Account shall be charged with a dollar amount equal to the quantity and kind of securities deemed to have been purchased multiplied by the fair market value of such security on the date of reference and shall be credited with the quantity and kind of securities so deemed to have been purchased. In the case of any deemed sale not actually made by the Company, the account shall be charged with the quantity and kind of securities deemed to have been sold, and shall be credited with a dollar amount equal to the quantity and kind of securities deemed to have been sold multiplied by the fair market value of such security on the date of reference. As used herein, “fair market value” means in the case of a listed security the closing price on the date of reference, or if there were no sales on such date, then the closing price on the nearest preceding day on which there were such sales, and in the case of an unlisted security the mean between the bid and asked prices on the date of reference, or if no such prices are available for such date, then the mean between the bid and asked prices on the nearest preceding day for which such prices are available.

The Treasurer of the Company may also designate a Fund Manager to provide services which may include recordkeeping, Non-Employee Director accounting, Non-Employee Director communication, payment of installments to the Non-Employee Director, tax reporting and any other services specified by the Company in agreement with the Fund Manager.

(c) Payments. A Non-Employee Director's Deferred Compensation Account shall be debited with respect to payments made from the account pursuant to this Plan as of the date such payments are made from the account. The payment shall be made as soon as practicable, but no later than 2 ½ months after the end of the calendar year in which the payment date falls.

If any person to whom a payment is due hereunder is under legal disability as determined in the sole discretion of the Chief Executive Officer of the Company, the Company shall have the power to cause the payment due such person to be made to such person's guardian or other legal representative for the person's benefit, and such payment shall constitute a full release and discharge of the Company and any fiduciary of the Plan.

(d) Statements. At least one time per year the Company or the Company's designee will furnish each Non-Employee Director a written statement setting forth the current balance in the Non-Employee Director's Deferred Compensation Account, the amounts credited or debited to such account since the last statement and the payment schedule of deferred amounts and deemed gains, losses and earnings accrued thereon as provided by the deferred payment option selected by the Non-Employee Director.
4. Deferred Payment Options
(a) Payment Option. With regard to Deferred Compensation Accounts established for Cash Compensation, a Non-Employee Director may make a subsequent change to an earlier election with regard to any such Deferred Compensation Account. Such subsequent change may change either the time or the form of payment or both as to any particular Deferred Compensation Account. Such subsequent change shall not become effective unless one year passes after such subsequent change is made and no event or time that would cause payment to be made under the election that is being changed has occurred. Any such subsequent change shall increase by at least five years the date on which payment will be made from the date on which payment would have been made under the election that is being changed. The Non-Employee Director is allowed to make no more than three such subsequent changes per Deferred Compensation Account. With regard to a Deferred Compensation Account as to which an election is in effect to take payments in installments, such installments shall be considered to be a single payment commencing on the first date an installment payment is scheduled to be made, in accordance with Treasury Regulation section 1.409A-2(b)(2)(iii).

(b) Installment Amount. The amount of each installment shall be determined by dividing the balance in the Non-Employee Director's Deferred Compensation Account as of the date the installment is to be paid, by the number of installments remaining to be paid (inclusive of the current installment) or such other installment option that may be offered.

5. Death of Non-Employee Director

Upon the death of a Non-Employee Director, the Non-Employee Director's beneficiary or beneficiaries designated in accordance with Section 6 of this Plan, or, in the absence of an effective beneficiary designation, the surviving spouse, or the estate of the deceased Non-Employee Director, in that order of priority, shall receive the beneficiary's or beneficiaries' portion of the payments in accordance with the deferred payment schedule selected by the Non-Employee Director, whether the Non-Employee Director's death occurred before or after such payments have commenced.

6. Designation of Beneficiary

Each Non-Employee Director who defers Cash Compensation under this Plan shall designate a beneficiary or beneficiaries to receive the entire balance of the Non-Employee Director's Deferred Compensation Account by giving signed written notice of such designation in the manner prescribed by the Company. The Non-Employee Director may from time to time change or cancel any previous beneficiary designation in the same manner. The last written beneficiary designation received by the Company shall be controlling over any prior designation and over any testamentary or other disposition. After receipt by the Company of such written designation, it shall take effect as of the date on which it was signed by the Non-Employee Director, whether the Non-Employee Director is living at the time of such receipt, but without prejudice to the Company on account of any payment made under this Plan before receipt of such designation.

7. Nonassignability

The right of a Non-Employee Director or beneficiary or other person who becomes entitled to receive payments under this Plan shall not be pledged, assigned or subject to garnishment, attachment or any other legal process by the creditors of or other claimants against the Non-Employee Director, beneficiary, or other such person.

8. Administration, Interpretation and Amendment

The Plan shall be administered by the Chief Executive Officer of the Company or his designee. The decision of the Chief Executive Officer with respect to any questions arising as to the interpretation of this Plan, including the severability of any and all of the provisions thereof, shall be final, conclusive and binding. The Company reserves the right to amend this Plan from time to time or to terminate the Plan entirely, provided, however, that no amendment may affect the balance in a Non-Employee Director's account on the effective date of the amendment and any termination of the Plan with respect to amounts subject to Code section 409A shall comply with Treasury Regulation section 1.409A-3(j)(ix).

9. Nonsegregation

Amounts deferred pursuant to this Plan and the crediting of amounts to a Non-Employee Director's Deferred Compensation Account shall represent the Company's unfunded and unsecured promise to pay compensation in the future. With respect to said amounts, the relationship of the Company and a Non-Employee Director shall be that of debtor and general unsecured creditor. While the Company may make investments for the purpose of measuring and meeting its obligations under this Plan such investments shall remain the sole property of the Company subject to claims of its creditors generally, and shall not be deemed to form or be included in any part of the Deferred Compensation Account.

10. Funding

All amounts payable under the Plan are unfunded and unsecured benefits and shall be paid solely from the general assets of the Company and any rights accruing to the Non-Employee Director or the beneficiary under this Plan shall be those of an unsecured general creditor; provided, however, that the Company may establish a grantor trust to pay part or all of its Plan payment obligations so long as the Plan remains unfunded for federal tax purposes.

11. Miscellaneous

(a) Except as otherwise provided herein, the Plan shall be binding upon the Company, its successors and assigns, including but not limited to any corporation or other entity which may acquire all or substantially all of the Company's assets and business or with or into which the Company may be consolidated or merged.

(b) This Plan shall be construed, regulated, and administered in accordance with the laws of the State of Delaware except to the extent that said laws have been preempted by the laws of the United States.

12. Effective Date of the Plan

The Phillips 66 Partners GP LLC Deferred Compensation Plan for Non-Employee Directors is effective August 6, 2013.

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